Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the registration statement on Form S-4/A (No. 333-171579 ) of Ampio Pharmaceuticals, Inc. and subsidiaries (the “Company”) of our report dated February 15, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended; and of our report as to DMI BioSciences Inc. (“DMI”) dated January 5, 2011, with respect to the balance sheets of DMI as of September 30, 2009 and 2010, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

February 17, 2011